FOR IMMEDIATE RELEASE

Wingstop Inc. Provides Business Update and Releases Preliminary First Quarter 2020 Sales Results

Dallas, TX. April 7, 2020 - (GLOBE NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today released preliminary unaudited sales and unit development results from the fiscal first quarter ahead of its first quarter earnings release, which is scheduled for May 6, 2020.
Open Letter from Charlie Morrison, Chairman and CEO of Wingstop:
As I reflect on these unprecedented times, I’d like to thank the thousands of team members working in Wingstop restaurants for their continued commitment to serving our guests and our franchisees, whom we affectionately call our brand partners, as we navigate this difficult situation.
Several weeks ago, Wingstop, anchored in our core values, began our journey of navigating the ever-changing COVID-19 crisis. Our core values of being authentic, service-minded, and entrepreneurial, or what we refer to as The Wingstop Way, have guided our response these past few weeks and will continue to guide our approach in the future.
Authentic – Not only does this speak to our high-quality, cooked-to-order products, but we strive to be transparent and genuine in our decision making. As information becomes available and is rapidly accessed, this is passed on to our stakeholders, including our team members, brand partners, and guests.
Service-Minded – The needs of our stakeholders are at the forefront. This translates to a sense of urgency as we aim to be proactive in assessing all stakeholder needs.
Entrepreneurial – While these are extraordinary times, we have acted swiftly to make decisions that we believe are the best for our brand and stakeholders.
The foundation of The Wingstop Way led us to focus on the following priorities in response to the various challenges created by COVID-19:

Support the well-being and safety of our team members, brand partners, and guests
The health and safety of our team members, brand partners and guests has, and always will be, our top priority. As COVID-19 began to escalate, we reemphasized our robust and frequent cleaning procedures to ensure both guest and team member safety. We moved quickly with our entrepreneurial spirit to establish a COVID-19 task force consisting of cross-functional leadership to facilitate a constant flow of information enabling swift, strategic decision making during this crisis. This included closing our dining rooms and modifying our operating procedures to ensure a clean and safe environment, as well as enacting various safety measures to ensure proper social distancing and the protection of our guests and our team members. We have sourced and will distribute thermometers and protective equipment for each restaurant in our system as additional precautionary measures.
In addition, within company-owned restaurants we implemented a restaurant team member compensation incentive extending through April 30, 2020 that could provide as much as an additional $150 to full-time team members each week for their hard work. We have encouraged our brand partners to execute a similar best practice, and they are responding positively. We will continue having open and transparent communication with our team members and brand partners as the situation develops.
Continuing to serve our Wingstop fans flavor in a safe and clean environment
As I mentioned above, on March 16, 2020, we made the decision to close our domestic dining rooms and offer carryout and delivery only. Off-premise dining has historically been one of our differentiators and the Wingstop team is humbled by the trust our guests have placed in us as we continue to serve during this challenging time. Our business was well-positioned for the transition to 100% off-premise dining that has resulted from COVID-19. Carry-out and delivery represented approximately 80% of our sales mix before COVID-19, and our digital sales mix was just over 40% leading into COVID-19. We initiated a promotion to offer free delivery via Wingstop.com and our Wingstop App to ease the burden of delivery fees for guests. The free delivery promotion has been extended until April 30, 2020. Guests have taken advantage of the delivery channel and, while we have seen a slight decline in overall transactions due to the loss of dine in, growth in our average ticket has surpassed these transaction declines as we’re primarily serving meals for families. In fact, the first three weeks of period 3 (February 23, 2020 to March 14, 2020), domestic same-store sales growth was 8.5%, and since then (post COVID-19 escalation) we saw an acceleration in same-store sales growth. During the last two weeks of period 3 (March 15, 2020 to March 28, 2020), domestic same-store sales growth was 8.9%.
Preliminary Estimated First Quarter 2020 Sales (Unaudited)

	Period 1, 2020 (Dec. 29, 2019 to Jan. 25, 2020)	Period 2, 2020 (Jan. 26, 2020 to Feb. 22, 2020)	Period 3, 2020 (Feb. 23, 2020 to Mar. 28, 2020)	First Quarter 2020
Domestic same-store sales	+11.5%	+10.0%	+8.6%	+9.9%
Company-owned restaurant same store sales	+6.1%	+5.2%	+7.0%	+6.2%

Give back to our communities where we operate
We are humbled by the strength of our business model during this trying time and as a result, we are making it a priority to do our part to give back to the communities in which we serve. Wingstop Charities, whose mission is to serve youth in the pursuit of their passions, provided donations to food banks across the country resulting in approximately 80,000 meals to impacted youth. Front and center during the COVID-19 pandemic are the health care workers. We deployed our food trucks to local hospitals serving meals to those medical heroes on the front-line saving lives.
Our brand partners, who live our core values daily, are joining us by offering their own unique approaches to give back to their communities, whether through supporting first responders or supporting health care workers. We also recognize our brethren in the broader restaurant industry who have not been able to experience the type of performance we have seen. While our brand partners have been able to weather this storm and keep their Wingstop teams together because of the growth we have seen, others have not. That is why Wingstop is joining forces with the National Restaurant Association Education Foundation and Guy Fieri in their call to support restaurant workers that have been impacted by COVID-19 and need our support. Wingstop will donate $1 million to the Restaurant Employee Relief Fund to provide access to grants that restaurant workers will desperately need in the coming weeks and months as our industry gets back on its feet post COVID-19.
Looking forward I would like to comment on a few other components of our business. Temporary closures in international operations have been necessary and, in some cases, mandated. Most of our international restaurants enjoy a robust dine-in business, generally driven by their locations, including malls and high-density gathering areas. Much like the domestic business, state and local governments are shutting down dining rooms in response to COVID-19, and our international brand partners are navigating this challenge in the best way they can. We are closely monitoring each country we operate in and providing support where needed to mitigate the impact our brand partners are seeing financially.
A bit of good fortune for our domestic business comes in the increased supply of chicken breast meat needed to support grocery stores where volumes have escalated, which has resulted in excess supply of jumbo chicken wings which is in turn creating a deflationary wing price. This provides an immediate cash benefit to our brand partners as we purchase wings off the spot market weekly.
While this has been a challenging time for many, we want to remind you that our company-owned locations and many of our brand partners are actively hiring in many locations, providing additional jobs to communities in need.
When we issue our first quarter earnings results, we will provide an update on our 2020 guidance. While these are times of uncertainty surrounding the global pandemic, we remain confident in our 3-5 year outlook of mid-single digit domestic same-store sales and 10%+ global net unit growth. However, we expect a near-term impact to our development pipeline as a result of availability of construction, permitting, and inspections resources in this current environment. Despite these uncertain times, this will not deter us from our long-term strategy of becoming a Top 10 global restaurant brand.

We are very fortunate and grateful to have the continued support from our team members, guests, brand partners and suppliers during this challenging time. As I reflect on this situation, I am proud of our exceptional team and our brand partners as we continue to serve the world flavor. I especially appreciate all our team members on the front lines in our restaurants ensuring a safe experience for our guests and giving back to the community.
We will continue to navigate the COVID-19 pandemic anchored in our core values with a focus on serving our stakeholders during this challenging time.
With all my best wishes.
Business Update
Highlights for the fiscal first quarter 2020 as compared to the fiscal first quarter 2019:
•28 net openings resulting in 1,413 global restaurants
•Domestic same store sales increased 9.9%
•Company-owned restaurant same store sales increased 6.2%
•System-wide sales increased 18.6% to approximately $429.9 million
•Digital sales of 47.0% at the end of the fiscal first quarter
As of March 28, 2020, there were 1,413 Wingstop restaurants system-wide, consisting of 1,253 restaurants in the United States, of which 1,221 were franchised and 32 were company-owned, and 160 international franchised restaurants across nine countries.
Liquidity and Use of Cash Update
With uncertainty surrounding COVID-19 events, and as a cautionary measure, the Company borrowed $16 million under its outstanding variable funding notes to improve its cash position, providing the Company with an unrestricted cash balance of approximately $31 million at the end of the first fiscal quarter of 2020 compared to $12.8 million as of December 28, 2019.
Announcing Conference Call and Webcast
Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call on May 6, 2020, to discuss the fiscal first quarter 2020 financial results at 10:00 AM Eastern Time.
The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10141735. The replay will be available through Wednesday, May 13, 2020.
The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

The following definitions apply to these terms as used in this release:
Same store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.
System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.
About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,400 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.
In 2019, Wingstop’s system-wide sales increased 20.1% year-over-year to $1.5 billion, marking the 16th consecutive year of same store sales growth, and Wingstop achieved over 400% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,413 as of March 28, 2020. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. As of December 28, 2019, Wingstop generated 39% of sales via digital channels including Wingstop.com, the Wingstop app, and Wingbot™, Wingstop’s social ordering platform available on Facebook Messenger, Twitter, SMS text and Amazon Alexa. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Forward-looking Information
Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our outlook for domestic same store sales and system-wide net unit growth, as well as our goal of becoming a top 10 global restaurant brand.
Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Further, we have not yet completed closing procedures for the fiscal first quarter of 2020, and our independent registered public accounting firm has not yet reviewed the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results.
In addition to the factors we identified in our Annual Report filed on Form 10-K for our last fiscal year, our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.
Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-338-5282
MSprague@wingstop.com

Investor Contact
Ted McHugh and Lauren Torres
Edelman Financial Communications
212-704-8112
WingstopFinComm@edible-inc.com